EXHIBIT 99.1

N     e     w     s          R     e     l     e     a     s     e

Contact:          Bethany Mancini, Corporate Communications, (615) 269-8175

HEALTHCARE REALTY TRUST ANNOUNCES EXERCISE OF OVER-ALLOTMENT
OPTION TO PURCHASE ADDITIONAL SHARES OF COMMON STOCK

     NASHVILLE, Tennessee August 5, 2004 — Healthcare Realty Trust Incorporated (NYSE:HR) announced today the exercise of an over-allotment option granted to the underwriters of its previously announced offering of 4,000,000 shares of common stock, which was completed on July 28, 2004, for an additional 600,000 shares of common stock, priced at $36.30 per share. The Company expects to close the sale of the additional shares today. The net proceeds of the over-allotment shares, after underwriting discounts and commissions, will be approximately $20.7 million and will be used to repay indebtedness and fund general corporate purposes.

     Legg Mason Wood Walker, Incorporated acted as underwriter and sole book-running manager for the offering, with A.G. Edwards and Wachovia Securities serving as underwriters and co-managers. Copies of the prospectus supplement and accompanying prospectus relating to the offering may be obtained from Legg Mason Wood Walker, Incorporated, Attention: Syndicate Department, 100 Light Street, Baltimore, Maryland, 21202.

     Healthcare Realty Trust is a real estate investment trust that integrates owning, managing and developing income-producing real estate properties associated with the delivery of healthcare services throughout the United States. As of June 30, 2004, the Company had investments of approximately $1.8 billion in 237 real estate properties or mortgages, totaling approximately 12.7 million square feet. The Company’s portfolio was comprised of six major facility types, located in 32 states. The Company provided property management services to approximately 6.6 million square feet nationwide.

In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. These risks are discussed in a 10-K filed with the SEC by Healthcare Realty Trust for the year ended December 31, 2003. Forward-looking statements represent the Company’s judgment as of the date of this release. The
Company disclaims any obligation to update forward-looking material.

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